EXHIBIT 4


                      [Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL
-------------------------

March 5, 1999


SOFTBANK Kingston Inc.
10 Langley Road, Suite 403
Newton Center, Massachusetts  02459

Attention:  Steve Murray

Dear Mr. Murray:

We are please to confirm the arrangements under which Goldman, Sachs & Co. (the "Agent") is exclusively authorized to act as placement agent for SOFTBANK Kingston Inc. (the "Company") in connection with the proposed private placement (in a "4(1 1/2) transaction") of up to 500,000 shares (the "Securities") of common stock, par value $.01 per share ("Common Stock"), of Ziff-Davis Inc. (the "Issuer"). The Company and the Agent further agree as follows:

         1. Neither the Company nor any person acting on its behalf will, directly or indirectly (except through the Agent), sell or offer, or attempt to offer to dispose of, or solicit any offer to buy, or otherwise approach or negotiate in respect of, any of the Securities, and neither the Company nor any affiliate or any person acting on its or their behalf has heretofore done any of the foregoing. As used in this letter agreement, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the United States Securities Act of 1933, as amended (the "Act").

         2. The Company represents and warrants that no offers and sales of securities of the same or similar class as the Securities have been made by the Company or on its behalf during the 6 month period ending with the date of this letter agreement except for the sale of 30,000 shares of Common Stock in a private placement to Donaldson Lufkin & Jenrette Securities Corporation in December 1998 (the "December Sale"). Neither the Company nor any other person acting on its behalf will, directly or indirectly, offer or sell any securities of the same or similar class as the Securities, or take any other action, so as to require, and the December Sale does not require, that the offer and sale of the Securities be registered under the Act.



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         3. The Company represents and warrants that it is not aware of any material non-public information concerning the Issuer, and the sale of the Securities will not constitute a violation by the Company of Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

         4. The Company and the Agent shall have the right to approve (a) every form of letter, circular, notice or other written communication from the Agent or the Company (or any other person acting on its behalf), respectively, sent to any offeree or purchaser in connection with the offer and sale of the Securities (other than trade confirmations) and (b) the persons to whom the Agent or the Company, respectively, sends any such communication. Neither the Company (nor any other person acting on its behalf) nor the Agent will offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

         5. The Agent will not offer the Securities to more than 20 offerees without the prior consent of the Company. The Agent will reasonably believe at the time of the offer of the Securities that each offeree is an "accredited investor", as that term is defined in Rule 501(a)(1)(2)(3) or (7) under the Act. Each of the Company and the Agent will reasonably believe at the time of the sale of the Securities that each purchaser ("Purchaser") of the Securities placed by the Agent is an "accredited investor", as so defined.

         6. The Company agrees that each Purchaser will be required to execute and deliver to the Company and the Agent an original executed certificate in the form of Annex A hereto on or prior to the applicable Closing Date in order for such sale and purchase of Securities to be consummated. Such certificates shall be addressed to the Company and the Agent.

         7. The Agent's total fee for services hereunder shall be ________, such fee to be earned upon any such sale and payable by the Company on the Closing Date for such sale. In addition to the foregoing compensation, the Company shall reimburse the Agent for any sales tax, use tax or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this letter.

         8. The closing date (the "Closing Date") for any sale of Securities to a Purchaser shall be a date mutually agreed by the Company (acting in good faith) and such Purchaser. The obligation of the Company to close any such sale shall be subject to the condition that each of the Company and the Agent shall have received the certificate from such Purchaser referred to in Section 6 on or prior to the Closing Date for such sale.

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         9. On the Closing Date for any sale of Securities to a Purchaser, the
Company will deliver to such Purchaser a physical stock certificate representing the Securities purchased by such Purchaser, which stock certificate will contain the legend set forth in the form of certificate attached hereto as Annex A. On such Closing Date, against transfer of such stock certificate, the Purchaser will pay the purchase price for such Securities to such account as the Company shall specify.

         10. In connection with engagements such as this, it is the policy of the Agent to receive indemnification. The Company agrees to the provisions with respect to the Agent's indemnity and other matters set forth in Annex B which is incorporated by reference into this letter agreement.

         11. The Company understands that the Agent will be acting as the agent of the Company in the offering and sale of the Securities and agrees that in connection therewith the Agent will use its "best efforts" to place the Securities. This letter agreement shall not give rise to any expressed or implied commitment by the Agent to purchase or place any of the Securities.

         12. The Company agrees promptly from time to time to rake such action as the Agent may reasonably request to qualify the Securities for offering and sale as a private placement under the securities laws of such States as the Agent may reasonably request and to comply with such laws so as to permit such offers and sales. Any applicable filings will be prepared by Sullivan & Cromwell, whose fees and disbursements in connection therewith shall be for the account of the Company.

         13. The provisions of the second sentence of paragraph 7, and all paragraphs 10, 14 and 15 shall survive any termination of this letter agreement and the offering and sale of any of the Securities.

         14. This authorization may be terminated by the Company or the Agent at any time with or without cause, effective upon receipt of written notice to that effect by the other party. The Agent shall be entitled to full fees pursuant to the first sentence of paragraph 7 of this letter agreement in the event that at any time prior to the expiration of a 6-month period following such termination the Company sells any Common Stock of the Issuer to any investor contacted by the Agent in connection with this letter agreement or any affiliate of such investor.

          15. Neither this letter agreement nor any advice (written or oral) rendered by the Agent in connection with this letter agreement may be disclosed to any third party or circulated or referred to publicly by the Company without the prior written consent of the Agent.

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         16. THIS LETTER AGREEMENT, INCLUDING ANNEX B HERETO, SHALL BE GOVERNED
BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

         17. This letter agreement may be executed by any of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter agreement, which shall thereupon constitute a binding agreement as of the date set forth above.

GOLDMAN, SACHS & CO.

By:
   ---------------------
   Name:
   Title:

Accepted and Agreed:

SOFTBANK KINGSTON INC.

By:
   ---------------------
   Name:
   Title:



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